   NEWMONT REPORTS SECOND QUARTER RESULTS AND IMPACT OF STRATEGIC INITIATIVES

DENVER, August 2, 2007 - Newmont Mining Corporation (NYSE: NEM) today announced second quarter financial and operating results, which include a negative $2.125 billion impact of strategic initiatives completed during the second quarter. For the quarter, the Company reported a net loss of $2.06 billion (-$4.57 per share), compared with net income of $161 million ($0.36 per share) for the second quarter of 2006.

Description ($ million)	Q2 2007	Q2 2006
Write-down of Merchant Banking Goodwill	$(1,665)	$-
Settlement of price-capped forward sales contracts	$(460)	$-
Batu Hijau minority loan repayment	$(25)	$-
Reclamation obligations at non-operating properties	$(11)	$-
Settlement of senior management retirement obligations	$(8)	$-
Prepaid forward deliveries	$-	$(23)

Richard T. O’Brien, President and Chief Executive Officer, said, “As we refocus our efforts on cost control and operational efficiency, we continue to expect gold sales of between 5.2 and 5.6 million equity ounces at costs applicable to sales of between $375 and $400 an ounce for the year. For the quarter, our financial results were impacted by several strategic initiatives, including the write-down associated with the discontinuation of our Merchant Banking segment and the elimination of our remaining gold hedge positions. With the elimination of our gold hedges, Newmont is now the world’s largest unhedged gold producer. In July, we also completed a $1.15 billion Convertible Senior Notes issue, providing further financial flexibility to complete the Boddington project in Australia, the gold mill at Yanacocha in Peru and the power plant in Nevada. As we turn our attention to our core gold business, we continue to optimize plans for our prospective gold opportunities, including the potential development of our Conga project in Peru and the Akyem project in Ghana.”

Financial ($ million, except per share)	Q2 2007	Q2 2006	YTD 2007	YTD 2006
Revenues	$1,302	$1,293	$2,558	$2,425
(Loss) income from continuing operations	$(406)	$128	$(370)	$322
(Loss) income from continuing operations per share	$(0.90)	$0.29	$(0.82)	$0.71
Net (loss) income	$(2,062)	$161	$(1,994)	$370
Net (loss) income per share	$(4.57)	$0.36	$(4.42)	$0.82
Operating	Q2 2007	Q2 2006	YTD 2007	YTD 2006
Consolidated gold sales (000 ounces) (1)	1,448	1,843	3,053	3,652
Equity gold sales (000 ounces) (1), (2)	1,248	1,384	2,590	2,776
Average realized gold price ($/ounce) (3)	$667	$605	$660	$580
Costs applicable to sales ($/ounce)	$433	$299	$427	$287
Cash operating margin ($/ounce) (4)	$234	$306	$233	$293
Capital expenditures ($ million)	$351	$334	$713	$700

(1)
Includes sales from Phoenix and Leeville start-up activities which are not included in Revenue, Costs applicable to sales and Depreciation, depletion and amortization per ounce calculations prior to commencing operations on October 1, 2006 and October 14, 2006, respectively.

(2)	Includes sales from Holloway and Zarafshan discontinued operations for the three and six months ended June 30, 2006.
(3)	Before treatment and refining charges but after hedge losses (excluding settlement of price-capped forward sales contracts) and provisional pricing mark-to-market adjustments.
(4)	Cash operating margin is defined as the Average realized gold price less Costs applicable to sales (excluding DD&A and loss on price-capped forward sales contracts).

NEWMONT - Q2 2007 RESULTS (August 2, 2007)	Page 1 of 22

REGIONAL HIGHLIGHTS AND 2007 OUTLOOK

NEVADA	Q2 2007	Q2 2006	YTD 2007	YTD 2006
Consolidated gold sales (000 ounces) (1)	531	543	1,091	1,078
Equity gold sales (000 ounces) (1)	531	496	1,091	985
Costs applicable to sales ($/ounce)	$485	$450	$489	$423
Capital expenditures ($ million)	$119	$136	$277	$290

(1)
Includes sales from Phoenix and Leeville start-up activities which are not included in Revenue, Costs applicable to sales and Depreciation, depletion and amortization per ounce calculations prior to commencing operations on October 1, 2006 and October 14, 2006, respectively. Revenues and costs during start-up activities are included in Other income, net.

Nevada Operating Performance and Outlook

Equity gold sales in Nevada increased in the second quarter of 2007 to 531,000 ounces from 496,000 ounces in the prior year quarter. Gold sales increased over the prior twelve months as Leeville and Phoenix both entered their first full year of commercial production. Open pit ore mined increased 37% to 10.7 million tons in the second quarter of 2007, up from 7.8 million tons in the prior year quarter. Underground ore mined increased 79% in the second quarter of 2007 due to commencement of commercial production at Leeville and steady ramp-up toward full capacity. Ore milled increased 54% to 5.9 million tons from 3.8 million tons in the prior year quarter. Milled ore grade decreased 22% with the processing of lower grade ore from Phoenix. Ore placed on leach pads decreased by 53% from the prior year quarter due to the completion of mining at Lone Tree in 2006. Additionally, fewer leach ore tons were processed at Carlin, as the ore mined during the quarter contained a higher proportion of mill material.

In June, a ground subsidence occurred in an area of the Midas underground mine, resulting in an employee fatality. The state and federal mine safety regulators have suspended operations at the mine pending further review and investigation. At this time, it cannot be reasonably predicted when the mine will be reopened, however, the Company does not expect a material impact on Nevada’s production. The Company continues to expect equity gold sales in Nevada of between 2.3 to 2.6 million ounces for 2007.

Costs applicable to sales increased in the second quarter of 2007 to $485 per ounce from $450 per ounce in the year ago quarter due to higher operating costs at Phoenix, as well as continued deployment of higher cost underground and maintenance contracted services. Waste removal costs increased as a result of accelerated mining at Pete, Gold Quarry and Twin Creeks. Labor and input commodity cost escalation also continues to impact operating costs.

Costs applicable to sales for the full year in Nevada, excluding the impact of Phoenix, are projected to be within the expected range of between $375 and $400 per ounce. However, ongoing challenges at Phoenix will likely result in costs applicable to sales for Nevada of between $400 and $440 per ounce for the year. Potentially higher grades, improved throughput and increased recoveries at Leeville and Twin Creeks could provide cost reduction opportunities for the remainder of 2007.

Phoenix Update

Phoenix remains the primary risk factor impacting Nevada’s gold sales and costs applicable to sales outlook for the year. During the second quarter of 2007, Phoenix continued to experience lower than expected recoveries and throughput due to hard ore and reduced crusher availability. The Company made improvements to the flotation circuit and installed a cyanide detoxification system to improve recoveries during the second quarter. Additionally, blasting improvements were made during the second quarter which enhanced fragmentation of the harder ore and increased throughput. The Company continues to evaluate solutions to address ongoing metallurgical issues, mill throughput and crusher availability, with a final optimization plan expected by mid-2008.

NEWMONT - Q2 2007 RESULTS (August 2, 2007)	Page 2 of 22

Nevada Capital Projects

Capital expenditures in Nevada were $119 million in the second quarter of 2007. Capital expenditures for the year are expected to remain between $560 and $630 million, with spending primarily related to the construction of the power plant, mine equipment replacement and sustaining development. Construction of the 200 megawatt coal-fired power plant was approximately 77% complete at the end of the second quarter and remains on schedule for completion in mid-2008. Capital costs for the project are expected to remain between $620 and $640 million. The lower cost of self-generated electricity, when compared with projected future market prices in the region, is expected to reduce Nevada’s costs applicable to sales by approximately $25 per ounce.

YANACOCHA	Q2 2007	Q2 2006	YTD 2007	YTD 2006
Consolidated gold sales (000 ounces)	312	785	767	1,555
Equity gold sales (000 ounces)	160	403	394	798
Costs applicable to sales ($/ounce)	$426	$185	$357	$173
Capital expenditures ($ million)	$58	$57	$114	$113

Yanacocha Operating Performance and Outlook

Equity gold sales at Yanacocha decreased in the second quarter of 2007 to 160,000 ounces from 403,000 ounces in the prior year quarter due to a higher waste-to-ore ratio and the mining of lower ore grades. Ore mined decreased to 20.7 million tons in the second quarter of 2007 from 29.8 million tons in the prior year quarter. During the same periods, the amount of waste mined increased to 32 million tons from 25.5 million tons. Leached ore grade decreased by 47% from 0.032 to 0.017 ounces per ton for the second quarter of 2007, primarily due to a different mine sequence at the La Quinua pit compared to the prior year quarter.

The Company continues to expect equity gold sales of between 775,000 and 825,000 ounces for 2007. Second half production at Yanacocha is weighted to the fourth quarter due to the timing of ore to be placed on leach pads. Yanacocha’s gold sales for the remainder of the year could be adversely impacted by higher waste removal rates. Additional sales opportunities exist from inventory and higher ore grades during the second half of 2007.

Costs applicable to sales increased in the second quarter of 2007 to $426 per ounce from $185 per ounce in the year ago quarter, primarily due to lower production, a higher proportion of waste tons mined, and a valuation charge related to the La Quinua leach pad inventory. However, potential additional sales from higher grades and inventory reductions in the second half of 2007 could result in costs applicable to sales for the year toward the lower end or below the expected range of $340 to $360 per ounce.

Yanacocha Capital Projects

Consolidated capital expenditures at Yanacocha were $58 million in the second quarter of 2007. Yanacocha’s consolidated capital expenditures for the year are expected to remain between $310 and $340 million. Progress on the gold mill continues as expected, with construction approximately 68% complete at the end of the second quarter, with commercial production by mid-2008. Capital costs on the project remain between $250 and $270 million. Once complete, the gold mill is expected to enhance recovery of complex ores, improve financial returns and extend the operating life at Yanacocha.

The Company continues to optimize the Conga project with a development decision expected in 2008, pending the completion of further design review and community initiatives.

NEWMONT - Q2 2007 RESULTS (August 2, 2007)	Page 3 of 22

AUSTRALIAN/NEW ZEALAND	Q2 2007	Q2 2006	YTD 2007	YTD 2006
Consolidated gold sales (000 ounces)	338	316	670	649
Equity gold sales (000 ounces)	338	316	670	649
Costs applicable to sales ($/ounce)	$456	$388	$487	$386
Capital expenditures ($ million)	$129	$39	$227	$62

Australia/New Zealand Operating Performance and Outlook

Australia/New Zealand sales increased in the second quarter of 2007 to 338,000 ounces from 316,000 ounces in the prior year quarter due to increased production at Tanami and Pajingo, partially offset by lower production at Kalgoorlie, Jundee and Waihi (Martha). Gold sales at Tanami increased 43% in the second quarter of 2007 from 2006, due to a 44% increase in mill ore grade. Gold sales at Pajingo increased 11% in the second quarter of 2007 from 2006 due to a 14% increase in ore tons mined, a 10% increase in tons milled and a 2% increase in mill ore grade as mining and ground conditions improved during the second quarter of 2007. Gold sales at Kalgoorlie decreased 13% in the second quarter of 2007 compared to the prior year quarter, primarily due to a 11% decrease in mill ore grade due to the planned mining sequence. Gold sales at Jundee decreased 9% in the second quarter of 2007 compared to 2006, primarily due to a 25% decrease in mill throughput, partially offset by a 28% increase in mill ore grade. Lower mill throughput was caused by the relocation of the Nimary ball mill to the Jundee mill. Gold sales at Waihi (Martha) decreased 10% in the second quarter of 2007 from 2006, due to the planned transition to underground operations and the ramp-up to steady state milling of underground material. Mill ore grade at Waihi (Martha) increased to 0.378 ounces per ton, up from 0.112 ounces per ton in the prior year quarter due to the transition from open pit to underground mining. Mill throughput decreased 73% and average recoveries decreased 6% as the mill began processing underground material. The Company continues to expect equity gold sales in Australia/New Zealand of between 1.275 and 1.325 million ounces for 2007.

Costs applicable to sales increased in the second quarter of 2007 to $456 per ounce from $388 per ounce in the year ago quarter, primarily as a function of adverse movements in the Australian dollar exchange rate, increased royalties due to the higher gold prices, as well as increased diesel, electricity and labor costs. The strengthening Australian dollar increased costs applicable to sales in Australia/New Zealand by approximately $43 per ounce from the prior year quarter. Costs applicable to sales increased 51% at Jundee, primarily attributable to higher labor, maintenance and electricity costs, as well as increased waste removal costs. Electricity prices more than doubled due to higher natural gas prices. At Waihi (Martha), costs applicable to sales were 215% higher, primarily due to the decreased gold production, lower mill throughput and lower average recoveries from the planned transition to underground operations. Costs applicable to sales increased 7% at Kalgoorlie, primarily due to lower gold production caused by lower ore grade compared with the prior year quarter. Costs applicable to sales at Pajingo were steady year over year, primarily due to increased production offsetting the impact of higher maintenance and overhead costs. At Tanami, cost applicable to sales decreased 3%, primarily due to increased production, partially offset by higher hauling charges due to longer hauling distances and increased royalties due to higher gold prices.

The Company has revised its costs applicable to sales outlook for Australia/New Zealand for the year to between $490 and $515 per ounce, reflecting the adverse impact of the Australian dollar exchange rate appreciating above 0.75, as well as higher than expected operating costs at Jundee. For every 0.01 move in the Australian exchange rate, costs applicable to sales in the second half of 2007 are expected to change by approximately $5-$6 per ounce above an assumed average exchange rate of 0.80.

Australia/New Zealand Capital Projects

Capital expenditures in Australia/New Zealand were $129 million in the second quarter of 2007. Including the impact of the strengthening Australian dollar, capital spending for the year is expected to be between $675 and $730 million. Capital expenditures in Australia for the second half of 2007 are expected to change by roughly $5 million for every 0.01 move in the Australian dollar exchange rate above an assumed average exchange rate of 0.80. Capital expenditures increased during the second quarter, primarily related to Boddington. Development of the Boddington project remains on schedule and was approximately 44% complete at the end of June 2007, with start-up expected in late 2008 or early 2009. Newmont’s share of Boddington’s expected capital costs remains between $0.9 and $1.1 billion.

NEWMONT - Q2 2007 RESULTS (August 2, 2007)	Page 4 of 22

BATU HIJAU	Q2 2007	Q2 2006	YTD 2007	YTD 2006
Consolidated gold sales (000 ounces)	90	134	174	207
Equity gold sales (000 ounces)	44	71	89	110
Costs applicable to sales ($/ounce)	$224	$196	$276	$200
Consolidated copper sales (million pounds)	97	117	188	198
Equity copper sales (million pounds)	48	62	96	105
Costs applicable to sales ($/pound)	$1.40	$0.71	$1.40	$0.75
Capital expenditures ($ million)	$17	$21	$24	$84
Average realized copper price (1)	$3.92	$2.25	$3.34	$2.18
(1)	Before treatment and refining charges but after hedge losses and provisional pricing mark-to-market adjustments.

Batu Hijau Operating Performance and Outlook

On May 25, 2007, a minority partner at Batu Hijau fully repaid their loan and accrued interest, and as a result, the Company’s economic interest was reduced to 45% from 52.875%. The Company incurred an after-tax charge of $25 million in minority interest expense in the second quarter of 2007 to reflect the lower economic interest. The reduction of Newmont’s economic interest to 45% would have effectively decreased the Company’s December 31, 2006 equity gold and copper proven and probable reserves by roughly 750,000 ounces and 700 million pounds, respectively.

Equity gold and copper sales at Batu Hijau decreased in the second quarter of 2007 to 44,000 ounces and 48 million pounds, respectively, from 71,000 ounces and 62 million pounds, respectively, in the prior year quarter. Equity sales decreased primarily due to timing of concentrate shipments at the end of the second quarter of 2007, as concentrate inventories were significantly higher compared to the prior year quarter. Copper production remained steady quarter over quarter, while gold production decreased 23% due to lower gold grade compared to the prior year quarter. Total tons mined decreased by 24% from the prior year quarter, primarily due to longer hauling distances. The waste-to-ore ratio increased to 5.9 in the second quarter of 2007, up from 0.95 in the prior year quarter, in preparation for the next phase of high-grade ore mining.

As a result of Newmont’s reduced 45% equity interest in Batu Hijau, the Company now expects equity gold and copper sales of between 210,000 and 230,000 ounces and between 190 and 210 million pounds, respectively, in 2007, compared with the previous equity guidance of between 230,000 and 250,000 ounces of gold and between 210 and 230 million pounds of copper. On a consolidated basis, the Company continues to expect gold and copper sales to meet or exceed original expectations for 2007. Fewer waste tons were mined in the second quarter as compared to the first quarter and will continue to be lower during the second half of the year as mining progresses through waste material.

Total costs applicable to sales increased 38% from the prior year quarter, primarily due to increased waste stripping and more ore processed from stockpiles during the second quarter of 2007 compared to the prior year quarter. Costs applicable to sales increased 14% per ounce of gold and nearly doubled per pound of copper in the second quarter of 2007 from 2006, as a higher proportion of total operating costs were allocated to costs applicable to sales of copper during the second quarter of 2007 compared to the prior year quarter.

The Company continues to expect costs applicable to sales to remain between $225 and $240 per ounce of gold and between $1.10 and $1.20 per pound of copper for the year as more ore tons are expected to be mined during the remainder of 2007. Additionally, a higher proportion of total operating costs could be allocated to costs applicable to sales of gold if gold prices and gold sales volumes continue to increase at a higher rate than copper prices and volumes.

The average realized copper price increased 74% to $3.92 per pound from $2.25 per pound in the prior year quarter, as copper sales were completely unhedged in the second quarter of 2007. Copper sales in the prior year quarter were fully hedged, which reduced the average realized copper price.

NEWMONT - Q2 2007 RESULTS (August 2, 2007)	Page 5 of 22

Batu Hijau Capital Projects

Consolidated capital expenditures at Batu Hijau were $17 million during the second quarter of 2007. Batu Hijau’s consolidated capital expenditures for the year are expected to be at the lower end or below the current range of $140 to $150 million, with spending focused primarily on sustaining mine development for the remainder of the year.
AHAFO	Q2 2007	Q2 2006	YTD 2007	YTD 2006
Consolidated gold sales (000 ounces)	123	-	248	-
Equity gold sales (000 ounces)	123	-	248	-
Costs applicable to sales ($/ounce)	$384	$-	$362	$-
Capital expenditures ($ million)	$19	$70	$56	$135

Ahafo Operating Performance and Outlook

Ahafo sold 123,000 ounces in the second quarter of 2007, as ore tons mined and mill throughput were both in line with expectations. During the second quarter, mill ore grades continued to be higher than expected. The Company continues to expect gold sales of between 410,000 and 450,000 ounces in 2007. Potential production opportunities may exist from continued higher ore grades; however, the risk of increased power rationing during the second half of the year could offset these benefits.

Ahafo’s costs applicable to sales were $384 per ounce for the second quarter of 2007, primarily due to lower than anticipated self-generated power requirements. Additionally, higher production helped to reduce unit costs applicable to sales. Continuing lower than anticipated power costs and higher than expected ore grades could reduce costs applicable to sales for the year to be at the lower end or below the expected range of $460 to $500 per ounce.

Construction of an 80 mega-watt power plant was substantially complete at the end of the second quarter of 2007, with completion testing progressing well.  Power production is expected to be available within a month.  As a result of the mining industry’s initiative to install the power plant, the Ghanaian government has agreed, if required, to ration power proportionately between participating mines and other industrial and commercial customers.

Ghana Capital Projects

Capital expenditures in Ghana were $19 million in the second quarter. Capital expenditures for the year are expected to be at the lower end or below the current range of $180 to $200 million. For the rest of 2007, capital projects in Ghana are targeted for surface mining equipment, cyanide recovery, permitting and resettlement.

OTHER OPERATIONS	Q2 2007	Q2 2006	YTD 2007	YTD 2006
Consolidated gold sales (000 ounces)	54	65	103	163
Equity gold sales (000 ounces)	52	60	98	154
Costs applicable to sales ($/ounce)	$295	$251	$312	$226
Capital expenditures ($ million)	$5	$5	$8	$7

Other Operations Performance and Outlook

Equity gold sales for the Kori Kollo mine in Bolivia, the La Herradura mine in Mexico, and the Golden Giant mine in Canada decreased to 52,000 ounces in the second quarter of 2007 from 60,000 ounces in the year ago quarter. Gold sales decreased due to the completion of mining at Golden Giant, with remnant sales of 9,000 ounces in the second quarter of 2007, down from 14,000 in the year ago quarter. Gold sales at Kori Kollo decreased 23% in the second quarter of 2007 from 2006. La Herradura gold sales increased 15% in the second quarter of 2007 from the prior year quarter, primarily as a result of a 20% increase in ore tons mined and placed on the leach pad. The Company expects equity gold sales of between 155,000 and 190,000 ounces in 2007 from its other operations.

NEWMONT - Q2 2007 RESULTS (August 2, 2007)	Page 6 of 22

Costs applicable to sales increased in the second quarter of 2007 to $295 per ounce from $251 per ounce in the prior year quarter. Costs applicable to sales increased 19% at Kori Kollo in the second quarter of 2007, primarily due to lower production and higher waste removal costs. Costs applicable to sales increased 16% at La Herradura also due to higher waste removal costs. The Company continues to expect costs applicable to sales of between $305 and $325 per ounce for the year from Kori Kollo, La Herradura and Golden Giant.

CASH FLOW, CAPITAL AND OTHER

The Company used net cash from continuing operations of $654 million in the second quarter of 2007, after a $469 million decrease in working capital, compared to net cash provided from continuing operations of $310 million in the prior year quarter. Cash flow used in operations during the second quarter of 2007 was primarily impacted by the pre-tax settlement of the price-capped forward sales contracts for $578 million, settlement of pre-acquisition Australia income taxes of Normandy for $276 million, fewer gold ounces and copper pounds sold and higher operating costs, partially offset by higher realized gold and copper prices.

Capital expenditures for the second quarter of 2007 were $351 million, primarily for the construction of the power plant and sustaining development in Nevada ($119 million), construction of the gold mill and leach pad expansions at Yanacocha in Peru ($58 million), construction of the Boddington project and other sustaining development in Australia/New Zealand ($129 million), as well as sustaining development in Ghana ($19 million). The Company continues to expect consolidated capital expenditures of between $1.8 and $2.0 billion for 2007. The Company expensed $193 million of depreciation, depletion and amortization for the second quarter of 2007, and has revised its depreciation, depletion and amortization outlook for the year to approximately $750 to $800 million.

The 2007 tax rate (assuming $650 per ounce gold) was revised upward to between 42% and 47%. The tax rate range was revised due to certain second quarter, one-time transactions that had the impact of creating U.S. net operating losses, which caused the Company to realize fewer foreign tax credits for the year, resulting in a higher effective tax rate.

The Company incurred $36 million of general and administrative expenses during the second quarter of 2007, with anticipated expenses of between $155 and $165 million for the year. Including $25 million of net interest expense during the second quarter of 2007, the Company continues to expect net interest expense of approximately $95 to $105 million for the year. Including $13 million of advanced projects, research and development expenditures during the second quarter of 2007, the Company continues to expect spending to be between $85 and $100 million for the year.

EXPLORATION REVIEW

Exploration expenditures for the second quarter of 2007 were $45 million, compared with $46 million in the prior year quarter. Near mine expenditures in the second quarter were $24 million, compared with $28 million in the prior year quarter. Greenfield expenditures in the second quarter of 2007 were $15 million, compared with $13 million in the second quarter of 2006. For 2007, the Company continues to expect exploration expenditures between $170 and $175 million, with roughly 55% focused on near mine activity, approximately 20% focused on greenfields initiatives, and the remaining 25% split between follow-up opportunity funds and technical support.

Exploration spending in North America is primarily focused on near mine programs in Nevada on the Carlin Trend, Battle Mountain-Eureka Trend and the Northern Nevada Rift. Expenditures for the year are expected to be approximately $37 million, including $12 million of exploration spending that occurred during the second quarter.

Exploration spending in South America is primarily targeted on near mine programs at Yanacocha in Peru, as well as greenfield projects in the Guiana Shield in South America and the Andes in Peru. Including $14 million of exploration spending during the second quarter, exploration expenditures for 2007 are expected to be approximately $34 million in the region, or approximately 20% of the Company’s total exploration budget. Oxide target drilling continued at Maqui Maqui and La Quinua. In-fill drilling began at the Company’s Merian II and Maraba discoveries at our Nassau Joint Venture in Suriname.

NEWMONT - Q2 2007 RESULTS (August 2, 2007)	Page 7 of 22

Including second quarter expenditures of $6 million in Australia/New Zealand, exploration spending for 2007 is expected to be approximately $24 million, or approximately 14% of the Company’s total exploration budget. Development drilling at Boddington intensified with up to nine core drill rigs targeting non-reserve material and reserve expansion. Deep drilling for extensions of the Callie deposit in the Tanami will employ three surface core rigs. Development drilling from underground platforms at the Jundee mine is progressing according to schedule.

Including exploration spending during the second quarter in Indonesia and other Asia districts, exploration spending for the year is expected to total approximately 2% of the Company’s exploration budget. Exploration programs in the region are primarily focused on greenfield initiatives in China and Indonesia.

Exploration spending in Africa totaled approximately $4 million during the second quarter. Exploration expenditures for the year are anticipated to be approximately $18 million, or roughly 10% of the Company’s total exploration budget for the year. Regional exploration programs throughout 2007 will focus on near mine programs in the Sefwi Belt in Ghana, as well as other greenfield projects in the Greenstone Belts of West Africa. Drill programs at Ahafo are exploring possible reserve and non-reserve mineralization expansions at depth, as well as potential underground targets.

NEWMONT - Q2 2007 RESULTS (August 2, 2007)	Page 8 of 22

STATEMENTS OF CONSOLIDATED INCOME

	Q2 2007	Q2 2006	YTD 2007	YTD 2006
	(unaudited, in millions except per share)
Revenues
Sales - gold, net	$962	$1,091	$2,005	$2,086
Sales - copper, net	340	202	553	339
	1,302	1,293	2,558	2,425
Costs and expenses
Costs applicable to sales (exclusive of loss on settlement of price-capped forward sales contracts and depreciation, depletion and amortization, shown separately below)
`Gold	628	544	1,304	1,038
Copper	134	84	262	149
Loss on settlement of price-capped forward sales contracts	531	--	531	--
Depreciation, depletion and amortization	193	146	381	281
Exploration	45	46	85	79
Advanced projects, research and development	13	24	29	39
General and administrative	36	37	73	74
Other expense, net	53	13	74	27
	1,633	894	2,739	1,687
Other income (expense)
Other income, net	25	1	35	7
Interest expense, net	(25)	(23)	(49)	(43)
	—	(22)	(14)	(36)
(Loss) income from continuing operations before income tax, minority interest and equity income of affiliates	(331)	377	(195)	702
Income tax benefit (expense)	23	(121)	(21)	(153)
Minority interest in income of consolidated subsidiaries	(98)	(128)	(154)	(227)
(Loss) income from continuing operations	(406)	128	(370)	322
(Loss) income from discontinued operations	(1,656)	33	(1,624)	48
Net (loss) income	$(2,062)	$161	$(1,994)	$370

Income per common share
Basic:
(Loss) income from continuing operations	$(0.90)	$0.29	$(0.82)	$0.71
(Loss) income from discontinued operations	(3.67)	0.07	(3.60)	0.11
Net (loss) income	$(4.57)	$0.36	$(4.42)	$0.82
Diluted:
(Loss) income from continuing operations	$(0.90)	$0.29	$(0.82)	$0.71
(Loss) income from discontinued operations	(3.67)	0.07	(3.60)	0.11
Net (loss) income	$(4.57)	$0.36	$(4.42)	$0.82
Basic weighted-average common shares outstanding	451	449	451	449
Diluted weighted-average common shares outstanding	454	452	453	451
Cash dividends declared per common share	$0.10	$0.10	$0.20	$0.20

NEWMONT - Q2 2007 RESULTS (August 2, 2007)	Page 9 of 22

CONSOLIDATED BALANCE SHEETS

	At June 30, 2007	At December 31, 2006
	(unaudited, in millions)
ASSETS
Cash and cash equivalents	$668	$1,166
Marketable securities and other short-term investments	1,028	109
Trade receivables	228	142
Accounts receivable	138	206
Inventories	406	382
Stockpiles and ore on leach pads	337	378
Deferred income tax assets	138	156
Other current assets	128	93
Current assets	3,071	2,632
Property, plant and mine development, net	7,024	6,594
Investments	472	1,319
Long-term stockpiles and ore on leach pads	795	812
Deferred income tax assets	675	799
Other long-term assets	177	178
Goodwill	1,320	1,343
Assets of operations held for sale	327	1,924
Total assets	$13,861	$15,601
LIABILITIES
Current portion of long-term debt	$161	$159
Accounts payable	274	340
Employee-related benefits	143	182
Derivative instruments	—	174
Income and mining taxes	91	357
Other current liabilities	605	515
Current liabilities	1,274	1,727
Long-term debt	2,493	1,752
Reclamation and remediation liabilities	546	528
Deferred income tax liabilities	383	626
Employee-related benefits	286	309
Other long-term liabilities	161	135
Liabilities of operations held for sale	108	89
Total liabilities	5,251	5,166

Minority interest in subsidiaries	1,308	1,098
STOCKHOLDERS’ EQUITY
Common stock	683	677
Additional paid-in capital	6,738	6,703
Accumulated other comprehensive income	789	673
Retained (deficit) earnings	(908)	1,284
Total stockholders’ equity	7,302	9,337
Total liabilities and stockholders’ equity	$13,861	$15,601

NEWMONT - Q2 2007 RESULTS (August 2, 2007)	Page 10 of 22

STATEMENTS OF CONSOLIDATED CASH FLOW

	Q2 2007	Q2 2006	YTD 2007	YTD 2006
	(unaudited, in millions)

Operating activities:
Net (loss) income	$(2,062)	$161	$(1,994)	$370
Adjustments to reconcile net (loss)income to net cash from continuing operations:
Depreciation, depletion and amortization	193	146	381	281
Revenue from prepaid forward sales obligation	--	(48)	--	(48)
Loss (income) from discontinued operations	1,674	(33)	1,624	(48)
Accretion of accumulated reclamation obligations	9	7	19	14
Deferred income taxes	(144)	(5)	(143)	(77)
Minority interest expense	98	128	154	227
Gain on asset sales, net	(2)	(9)	(4)	(10)
Hedge (gain) loss, net	(4)	83	(7)	74
Other operating adjustments and write-downs	53	53	79	90
Net cash (used in) provided from continuing operations before net change in operating assets and liabilities	(185)	483	109	873
Net change in operating assets and liabilities	(469)	(173)	(733)	(351)
Net cash (used in) provided from continuing operations	(654)	310	(624)	522
Net cash provided from discontinued operations	33	26	61	49
Net cash (used in) provided from operations	(621)	336	(563)	571
Investing activities:
Additions to property, plant and mine development	(351)	(334)	(713)	(700)
Investments in marketable debt securities	--	(386)	(124)	(1,057)
Proceeds from sale of marketable debt securities	10	561	134	1,530
Acquisitions	--	--	--	(187)
Cash received on repayment of Batu Hijau carried interest	161	--	161	--
Other	4	4	5	6
Net cash used in investing activities of continuing operations	(176)	(155)	(537)	(408)
Net cash provided from (used in) investing activities of discontinued operations	72	(21)	43	(25)
Net cash used in investing activities	(104)	(176)	(494)	(433)
Financing activities:
Proceeds from debt, net	1,161	99	1,161	99
Repayment of debt	(397)	(43)	(418)	(63)
Dividends paid to common stockholders	(45)	(45)	(90)	(90)
Dividends paid to minority interests	(114)	(44)	(115)	(89)
Proceeds from stock issuance	5	19	14	57
Change in restricted cash and other	(6)	6	2	(2)
Net cash provided from (used in) financing activities	604	(8)	554	(88)
Effect of exchange rate changes on cash	3	4	5	3
Net change in cash and cash equivalents	(118)	156	(498)	53
Cash and cash equivalents at beginning of period	786	979	1,166	1,082
Cash and cash equivalents at end of period	$668	$1,135	$668	$1,135

NEWMONT - Q2 2007 RESULTS (August 2, 2007)	Page 11 of 22

OPERATING STATISTICS SUMMARY

	Q2 2007	Q2 2006	YTD 2007	YTD 2006
Gold
Consolidated ounces sold (000):
Nevada (1)	531	543	1,091	1,078
Yanacocha	312	785	767	1,555
Batu Hijau	90	134	174	207
Australia/New Zealand
Tanami	130	91	243	199
Kalgoorlie	71	82	166	176
Jundee	71	78	133	140
Pajingo	39	35	87	67
Waihi	27	30	41	67
	338	316	670	649

Ahafo	123	-	248	-

Other
Kori Kollo	22	31	46	75
La Herradura	23	20	45	40
Golden Giant	9	14	12	48
	54	65	103	163
	1,448	1,843	3,053	3,652

Equity ounces sold (000):
Nevada (1)	531	496	1,091	985
Yanacocha	160	403	394	798
Batu Hijau	44	71	89	110
Australia/New Zealand
Tanami	130	91	243	199
Kalgoorlie	71	82	166	176
Jundee	71	78	133	140
Pajingo	39	35	87	67
Waihi	27	30	41	67
	338	316	670	649

Ahafo	123	-	248	-

Other
Kori Kollo	20	26	41	66
La Herradura	23	20	45	40
Golden Giant	9	14	12	48
	52	60	98	154
	1,248	1,346	2,590	2,696

Discontinued Operations
Zarafshan	-	27	-	56
Holloway	-	11	-	24
	1,248	1,384	2,590	2,776

Copper
Batu Hijau (pounds sold in millions):
Consolidated	97	117	188	198
Equity	48	62	96	105

(1)
Includes sales from Phoenix and Leeville start-up activities which are not included in Revenue, Costs applicable to sales and Depreciation, depletion and amortization per ounces calculations prior to commencing operations on October 1, 2006 and October 14, 2006, respectively. Revenues and costs during start-up activities are included in Other income, net.

NEWMONT - Q2 2007 RESULTS (August 2, 2007)	Page 12 of 22

OPERATING STATISTICS - NEVADA

	Q2 2007	Q2 2006	YTD 2007	YTD 2006
Tons mined (000 dry short tons):
Open pit
Ore	10,655	7,759	21,229	16,510
Waste	52,155	37,266	100,349	76,569
Total	62,810	45,025	121,578	93,079
Undergound	508	284	992	652
Tons milled/processed (000 dry short tons):
Mill	5,870	3,821	12,083	7,417
Leach	2,509	5,353	5,864	11,956
Average ore grade (oz/ton):
Mill	0.100	0.128	0.099	0.134
Leach	0.037	0.025	0.035	0.024
Average mill recovery rate	83.0%	83.9%	82.2%	82.9%
Gold ounces produced (thousands):
Mill	450	434	936	882
Leach	80	82	156	159
Incremental start-up	-	23	-	37
Consolidated	530	539	1,092	1,078
Equity	530	491	1,092	983
Gold ounces sold (thousands):
Consolidated (1)	531	543	1,091	1,078
Equity (1)	531	496	1,091	985

Gold production costs (millions):
Costs applicable to sales	$258	$234	$534	$440
Depreciation, depletion and amortization	$66	$35	$121	$71
Gold production costs (per ounce sold):
Direct mining and production costs	$495	$450	$503	$419
By-product credits	(29)	(12)	(29)	(11)
Royalties and production taxes	17	9	13	12
Reclamation/accretion expense	2	3	2	3
Costs applicable to sales	$485	$450	$489	$423
Depreciation, depletion, and amortization	$124	$68	$111	$68

(1)
Includes sales from Phoenix and Leeville start-up activities which are not included in Revenue, Costs applicable to sales and Depreciation, depletion and amortization per ounce calculations prior to commencing operations on October 1, 2006 and October 14, 2006, respectively. Revenues and costs during start-up activities are included in Other income, net.

NEWMONT - Q2 2007 RESULTS (August 2, 2007)	Page 13 of 22

OPERATING STATISTICS - NEVADA BY LOCATION

	Q2 2007	Q2 2006	YTD 2007	YTD 2006

Mine production:
Open pit ore mined (000 dry short tons):
Carlin	4,822	4,950	10,045	10,270
Phoenix	3,198	-	6,121	-
Twin Creeks	2,635	1,986	5,063	4,458
Lone Tree	-	823	-	1,782
	10,655	7,759	21,229	16,510
Average ore grade (oz/ton)	0.062	0.045	0.059	0.044

Open pit waste mined (000 dry short tons):
Carlin	28,263	18,277	52,347	36,638
Phoenix	11,370	-	23,576	-
Twin Creeks	12,522	15,210	24,426	32,212
Lone Tree	-	3,779	-	7,719
	52,155	37,266	100,349	76,569

Underground ore mined (000 dry short tons):
Carlin - Carlin East	74	17	142	81
Carlin - Deep Post	70	92	155	207
Carlin - Chukar	114	63	193	136
Carlin - Leeville	133	-	255	-
Midas	82	75	179	151
Turquoise Ridge	35	37	68	77
Total tons mined	508	284	992	652
Average Grade (ounce per ton)	0.387	0.468	0.398	0.475

Mill throughput (000 dry short tons):
Carlin - Mill 5	1,358	1,205	2,587	2,284
Carlin - Mill 6	600	526	1,415	1,194
Twin Creeks - Juniper	245	234	485	470
Twin Creeks - Sage	810	838	1,575	1,628
Lone Tree	284	711	886	1,400
Phoenix	2,425	-	4,855	-
Midas	80	75	179	152
Other	68	232	101	289
	5,870	3,821	12,083	7,417
Average ore grade (oz/ton)	0.100	0.128	0.099	0.134
Average mill recovery rate	83.0%	83.9%	82.2%	82.9%

NEWMONT - Q2 2007 RESULTS (August 2, 2007)	Page 14 of 22

OPERATING STATISTICS - YANACOCHA

	Q2 2007	Q2 2006	YTD 2007	YTD 2006
Tons mined (000 dry short tons):
Ore	20,650	29,817	37,198	60,899
Waste	32,123	25,542	61,783	44,835
Total	52,773	55,359	98,981	105,734
Tons processed (000 dry short tons)	20,650	29,817	37,198	60,907
Average ore grade (oz/ton)	0.017	0.032	0.015	0.034
Gold ounces produced (thousands):
Consolidated	303	751	721	1,551
Equity	155	385	370	796
Gold ounces sold (thousands):
Consolidated	312	785	767	1,555
Equity	160	403	394	798

Gold production costs (millions):
Costs applicable to sales	$133	$145	$274	$269
Depreciation, depletion and amortization	$40	$49	$82	$92
Gold production costs (per ounce sold):
Direct mining and production costs	$430	$194	$364	$180
By-product credits	(23)	(16)	(25)	(14)
Royalties and production taxes	12	4	12	4
Reclamation/accretion expense	7	3	6	3
Costs applicable to sales	$426	$185	$357	$173
Depreciation, depletion, and amortization	$128	$61	$107	$59

NEWMONT - Q2 2007 RESULTS (August 2, 2007)	Page 15 of 22

OPERATING STATISTICS - BATU HIJAU

	Q2 2007	Q2 2006	YTD 2007	YTD 2006
Tons mined (000 dry short tons):
Ore	8,108	37,361	9,640	68,552
Waste	47,609	35,489	109,792	64,487
Total	55,717	72,850	119,432	133,039
Tons milled (000 dry short tons)	11,641	12,080	23,621	22,909
Average ore grade:
Gold (oz/ton)	0.010	0.013	0.010	0.011
Copper	0.56%	0.52%	0.53%	0.51%
Average mill recovery rate:
Gold	80.7%	81.7%	80.3%	79.4%
Copper	83.4%	86.2%	82.0%	85.8%
Gold ounces produced (thousands):
Consolidated	98	126	186	209
Equity	49	67	95	111
Gold ounces sold (thousands):
Consolidated	90	134	174	207
Equity	44	71	89	110
Copper pounds produced (millions):
Consolidated	109	109	205	203
Equity	54	58	105	108
Copper pounds sold (millions):
Consolidated	97	117	188	198
Equity	48	62	96	105

Gold production costs (millions):
Costs applicable to sales	$20	$27	$48	$42
Depreciation, depletion and amortization	$5	$6	$11	$10
Gold production costs (per ounce sold):
Direct mining and production costs	$214	$189	$266	$194
By-product credits	(6)	(8)	(7)	(8)
Royalties and production taxes	14	13	14	12
Reclamation/accretion expense	2	2	3	2
Costs applicable to sales	$224	$196	$276	$200
Depreciation, depletion, and amortization	$52	$46	$63	$48

Copper production costs (millions):
Costs applicable to sales	$134	$84	$262	$149
Depreciation, depletion and amortization	$26	$18	$54	$34
Copper production costs (per pound sold):
Direct mining and production costs	$1.41	$0.71	$1.41	$0.75
By-product credits	(0.04)	(0.03)	(0.04)	(0.03)
Royalties and production taxes	0.02	0.02	0.02	0.02
Reclamation/accretion expense	0.01	0.01	0.01	0.01
Costs applicable to sales	$1.40	$0.71	$1.40	$0.75
Depreciation, depletion, and amortization	$0.28	$0.16	$0.29	$0.17

NEWMONT - Q2 2007 RESULTS (August 2, 2007)	Page 16 of 22

OPERATING STATISTICS - AHAFO

	Q2 2007	Q2 2006	YTD 2007	YTD 2006
Tons mined (000 dry short tons):
Ore	2,205	-	4,750	-
Waste	11,390	-	19,628	-
Total	13,595	-	24,378	-
Tons milled (000 dry short tons):	2,076	-	4,258	-
Average ore grade (oz/ton)	0.063	-	0.062	-
Average mill recovery rate	92.7%	-	92.8%	-
Gold ounces produced (thousands):
Consolidated	122	-	250	-
Equity	122	-	250	-
Gold ounces sold (thousands):
Consolidated	123	-	248	-
Equity	123	-	248	-

Gold production costs (millions):
Costs applicable to sales	$47	$-	$90	$-
Depreciation, depletion and amortization	$13	$-	$23	$-
Gold production costs (per ounce sold):
Direct mining and production costs	$364	$-	$342	$-
By-product credits	(1)	-	(1)	-
Royalties and production taxes	20	-	20	-
Reclamation/accretion expense	1	-	1	-
Costs applicable to sales	$384	$-	$362	$-
Depreciation, depletion, and amortization	$108	$-	$93	$-

NEWMONT - Q2 2007 RESULTS (August 2, 2007)	Page 17 of 22

OPERATING STATISTICS - PAJINGO AND JUNDEE

	Q2 2007	Q2 2006	YTD 2007	YTD 2006
PAJINGO
Tons mined (000 dry short tons)	157	138	304	252
Tons milled (000 dry short tons)	154	140	291	255
Average ore grade (oz/ton)	0.258	0.252	0.285	0.261
Average mill recovery rate	96.7%	96.8%	96.6%	96.9%
Gold ounces produced (thousands):
Consolidated	39	34	84	66
Equity	39	34	84	66
Gold ounces sold (thousands):
Consolidated	39	35	87	67
Equity	39	35	87	67

Gold production costs (millions):
Costs applicable to sales	$17	$16	$36	$30
Depreciation, depletion and amortization	$7	$6	$16	$11
Gold production costs (per ounce sold):
Direct mining and production costs	$432	$435	$404	$434
By-product credits	(11)	(16)	(12)	(14)
Royalties and production taxes	19	17	19	16
Reclamation/accretion expense	3	3	3	3
Costs applicable to sales	$443	$439	$414	$439
Depreciation, depletion, and amortization	$180	$167	$179	$158

JUNDEE
Tons mined (000 dry short tons):
Open pit
Ore	306	383	491	541
Waste	1,929	1,202	3,028	2,104
Total	2,235	1,585	3,519	2,645
Underground	259	316	525	589
Tons milled (000 dry short tons)	477	636	925	1,193
Average ore grade (oz/ton)	0.166	0.130	0.149	0.126
Average mill recovery rate	91.8%	91.8%	90.3%	91.8%
Gold ounces produced (thousands):
Consolidated	72	77	126	140
Equity	72	77	126	140
Gold ounces sold (thousands):
Consolidated	71	78	133	140
Equity	71	78	133	140

Gold production costs (millions):
Costs applicable to sales	$37	$27	$73	$53
Depreciation, depletion and amortization	$6	$6	$12	$11
Gold production costs (per ounce sold):
Direct mining and production costs	$498	$326	$530	$359
By-product credits	(2)	(2)	(2)	(1)
Royalties and production taxes	18	15	16	16
Reclamation/accretion expense	7	5	7	6
Costs applicable to sales	$521	$344	$551	$380
Depreciation, depletion, and amortization	$84	$78	$89	$78

NEWMONT - Q2 2007 RESULTS (August 2, 2007)	Page 18 of 22

OPERATING STATISTICS - TANAMI AND KALGOORLIE

	Q2 2007	Q2 2006	YTD 2007	YTD 2006
TANAMI
Tons mined (000 dry short tons)	505	523	1,008	1,046
Tons milled (000 dry short tons)	798	811	1,511	1,603
Average ore grade (oz/ton)	0.169	0.117	0.159	0.130
Average mill recovery rate	95.4%	94.6%	95.5%	95.1%
Gold ounces produced (thousands):
Consolidated	128	90	230	198
Equity	128	90	230	198
Gold ounces sold (thousands):
Consolidated	130	91	243	199
Equity	130	91	243	199

Gold production costs (millions):
Costs applicable to sales	$51	$36	$101	$74
Depreciation, depletion and amortization	$10	$6	$19	$13
Gold production costs (per ounce sold):
Direct mining and production costs	$315	$353	$345	$324
By-product credits	(1)	(1)	(1)	(1)
Royalties and production taxes	75	48	68	46
Reclamation/accretion expense	2	3	2	3
Costs applicable to sales	$391	$403	$414	$372
Depreciation, depletion, and amortization	$75	$76	$78	$69

KALGOORLIE
Tons mined (000 dry short tons):
Open pit
Ore	2,095	1,777	3,299	3,594
Waste	8,620	10,031	17,068	19,476
Total	10,715	11,808	20,367	23,070
Underground	47	51	100	104
Tons milled (000 dry short tons)	1,645	1,477	3,245	3,175
Average ore grade (oz/ton)	0.058	0.065	0.056	0.064
Average mill recovery rate	85.9%	85.8%	85.1%	84.1%
Gold ounces produced (thousands):
Consolidated	72	84	157	176
Equity	72	84	157	176
Gold ounces sold (thousands):
Consolidated	71	82	166	176
Equity	71	82	166	176

Gold production costs (millions):
Costs applicable to sales	$37	$39	$95	$83
Depreciation, depletion and amortization	$5	$7	$13	$13
Gold production costs (per ounce sold):
Direct mining and production costs	$488	$464	$549	$455
By-product credits	(3)	(3)	(3)	(3)
Royalties and production taxes	19	16	16	15
Reclamation/accretion expense	13	6	11	6
Costs applicable to sales	$517	$483	$573	$473
Depreciation, depletion, and amortization	$68	$76	$80	$73

NEWMONT - Q2 2007 RESULTS (August 2, 2007)	Page 19 of 22

OPERATING STATISTICS - WAIHI (MARTHA) AND GOLDEN GIANT

	Q2 2007	Q2 2006	YTD 2007	YTD 2006
WAIHI (MARTHA)
Tons mined (000 dry short tons):
Open pit
Ore	28	143	28	717
Waste	1,113	-	2,368	75
Total	1,141	143	2,396	792
Underground	55	28	111	47
Tons milled (000 dry short tons)	84	313	101	615
Average ore grade (oz/ton)	0.378	0.112	0.365	0.116
Average mill recovery rate	88.1%	93.8%	88.4%	94.1%
Gold ounces produced (thousands):
Consolidated	29	31	33	69
Equity	29	31	33	69
Gold ounces sold (thousands):
Consolidated	27	30	41	67
Equity	27	30	41	67

Gold production costs (millions):
Costs applicable to sales	$13	$5	$22	$11
Depreciation, depletion and amortization	$6	$3	$9	$6
Gold production costs (per ounce sold):
Direct mining and production costs	$472	$237	$541	$241
By-product credits	(27)	(98)	(28)	(85)
Royalties and production taxes	7	-	7	-
Reclamation/accretion expense	8	7	10	6
Costs applicable to sales	$460	$146	$530	$162
Depreciation, depletion, and amortization	$221	$91	$228	$88

GOLDEN GIANT
Tons mined (000 dry short tons)	-	-	-	13
Tons milled (000 dry short tons)	-	-	-	17
Average ore grade (oz/ton)	-	-	-	0.627
Average mill recovery rate	-	0.0%	-	96.9%
Gold ounces produced (thousands):
Consolidated	9	14	12	48
Equity	9	14	12	48
Gold ounces sold (thousands):
Consolidated	9	14	12	48
Equity	9	14	12	48

Gold production costs (millions):
Costs applicable to sales	$1	$2	$2	$10
Depreciation, depletion and amortization	$-	$-	$-	$1
Gold production costs (per ounce sold):
Direct mining and production costs	$185	$142	$188	$195
By-product credits	(2)	(1)	(3)	(1)
Royalties and production taxes	(12)	-	(9)	-
Reclamation/accretion expense	16	16	29	9
Costs applicable to sales	$187	$157	$205	$203
Depreciation, depletion, and amortization	$-	$-	$-	$12

NEWMONT - Q2 2007 RESULTS (August 2, 2007)	Page 20 of 22

OPERATING STATISTICS - KORI KOLLO AND LA HERRADURA

	Q2 2007	Q2 2006	YTD 2007	YTD 2006
KORI KOLLO
Tons mined (000 dry short tons):
Ore	2,239	2,059	4,177	5,419
Waste	3,672	3,560	7,222	5,906
Total	5,911	5,619	11,399	11,325
Tons processed (000 dry short tons)	2,239	2,059	4,177	5,419
Average ore grade (oz/ton)	0.019	0.020	0.020	0.022
Gold ounces produced (thousands):
Consolidated	22	34	47	78
Equity	19	30	41	69
Gold ounces sold (thousands):
Consolidated	22	31	46	75
Equity	20	26	41	66

Gold production costs (millions):
Costs applicable to sales	$9	$10	$17	$17
Depreciation, depletion and amortization	$2	$2	$5	$4
Gold production costs (per ounce sold):
Direct mining and production costs	$377	$185	$365	$159
By-product credits	(23)	(14)	(22)	(11)
Royalties and production taxes	-	128	-	71
Reclamation/accretion expense	15	10	15	8
Costs applicable to sales	$369	$309	$358	$227
Depreciation, depletion, and amortization	$113	$67	$110	$56

LA HERRADURA
Tons mined (000 dry short tons):
Ore	1,292	1,079	2,609	2,016
Waste	4,376	3,418	8,521	6,211
Total	5,668	4,497	11,130	8,227
Tons processed (000 dry short tons)	1,292	1,079	2,609	2,016
Average ore grade (oz/ton)	0.022	0.023	0.022	0.023
Gold ounces produced (thousands):
Consolidated	23	20	45	40
Equity	23	20	45	40
Gold ounces sold (thousands):
Consolidated	23	20	45	40
Equity	23	20	45	40

Gold production costs (millions):
Costs applicable to sales	$6	$4	$13	$10
Depreciation, depletion and amortization	$1	$2	$3	$4
Gold production costs (per ounce sold):
Direct mining and production costs	$279	$229	$314	$252
By-product credits	(15)	(2)	(21)	(3)
Royalties and production taxes	-	-	-	-
Reclamation/accretion expense	1	2	1	2
Costs applicable to sales	$265	$229	$294	$251
Depreciation, depletion, and amortization	$43	$98	$76	$98

NEWMONT - Q2 2007 RESULTS (August 2, 2007)	Page 21 of 22

The Company’s second quarter earnings conference call and web cast presentation will be held on August 2, 2007 beginning at 4:00 p.m. Eastern Time (2:00 p.m. Mountain Time). To participate:

Dial-In Number:	210.839.8500
Leader:	Randy Engel
Password:	Newmont

The conference call will also be simultaneously carried on our web site at www.newmont.com under Investor Information/Presentations and will be archived there for a limited time.

Investor Contacts
Randy Engel	303.837.6033	randy.engel@newmont.com
John Seaberg	303.837.5743	john.seaberg@newmont.com

Media Contacts
Omar Jabara	303.837.5114	omar.jabara@newmont.com

Cautionary Statement:

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements include, without limitation, (i) estimates of future gold and copper production and sales; (ii) estimates of future costs applicable to sales; (iii) estimates of future capital expenditures, royalty and dividend income, tax rates and expenses; (iv) estimates regarding timing of future development, construction, production or closure activities; and (v) statements regarding future exploration results and the replacement of reserves. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis.  However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.  Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks in the countries in which we operate, and governmental regulation and judicial outcomes.  For a more detailed discussion of such risks and other factors, see the Company’s 2006 Annual Report on Form 10-K, filed February 26, 2007, which is on file with the Securities and Exchange Commission, as well as the Company’s other SEC filings.  The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

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